Exhibit 107

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.001 par value per share	(1)	$17,250,000	.0001102	$1,901

	Other	Representative’s Warrants	(4)

	Equity	Common Stock issuable upon exercise of Representative’s Warrants(3)	(1)	$937,500	.0001102	$104

		Total Offering Amounts		$18,187,500		$2,005

		Total Fees Previously Paid				—

		Net Fee Due				$2,005

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes Common Stock granted pursuant to the underwriters’ option to purchase additional Common Stock.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is equal to 125% of $750,000 (which is equal to 5% of $15,000,000).

(4)

In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the Representative’s Warrants are registered hereby, no separate registration fee is required with respect to the Representative’s Warrants registered hereby.